EXHIBIT 99.2

                    HEMACARE CORPORATION
         August 11, 2003, 4:30 PM (Eastern Time)
        2nd Quarter Investor Conference Call Script

JoAnn Mannise:
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Good afternoon.  My name is JoAnn Mannise, and I am the Director of Investor Relations at HemaCare. I would like to welcome everyone here today to our 2003 Second Quarter Financial Results Conference Call. With us here today is HemaCare's Chairman, Jay Steffenhagen and Judi Irving, the Company's President and Chief Executive Officer.

During this call there will be forward-looking statements on a number of subjects that are based on the Company's current expectations and are subject to number of risks and uncertainties. Actual results could differ materially. Our press releases and 2002 annual report on Form 10-K as well as our SEC filings, identify factors that could affect those results. I refer you to those documents.

And now I would like to introduce Judi Irving who will start with our prepared comments.

Judi Irving:
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I'd like to welcome all of you to today's call.

The second quarter has been a difficult one for HemaCare. As we reported in the press release and 10Q, our loss for the second quarter was approximately $272,000 with year-to-date losses of
$264,000.   Second quarter results reflect continuing losses in
our East Coast and Mid-West Blood Management Programs and decreases in production volumes and higher operating costs in our California operations. We are actively addressing the production issues in our California operations. We are evaluating the potential of our programs outside of California and determining the actions necessary to return the Company to profitability.

Compared to our first quarter results, we saw some softening in our California platelet and mobile whole blood gross profits, although both of these programs remain profitable. This profit decline was due to a high rate of donor deferrals and an uptick in per unit labor costs due to a drop in collections without corresponding decreases in labor hours, and costs related to the turnover and training of staff, and insurance rate increases in the second quarter for health, workers' compensation and other insurance. Overall Sherman Oaks platelet volumes, subsequent to the transition from paid to volunteer donors as of January 1, continue to reflect retention rates of over 70% compared to the fourth quarter of last year.

Our blood management programs opened in 2001 and 2002 continue to struggle. Although overall production rose in these centers, they are not meeting projections and continue to generate significant losses.

Blood services generated solid results in the second quarter with approximately 1700 procedures and gross profit margins of 28%, although the total lagged behind last years' results. We have continued to focus on our marketing efforts in our two key markets of California and New York.

We are closely monitoring our blood management operations. As we reported in the first quarter 10Q, we are taking steps that we believe are necessary to return the company to profitability. An important part of this process has been evaluating the potential of each business unit and determining the actions necessary to ensure a sound footing going forward. As a result, we may terminate some activities in 2003.

I will now provide some specific comments on the second quarter
2003 financial results compared to the second quarter of 2002, including our balance sheet and liquidity.

Our net loss for the second quarter of 2003 was $272,000, net of a tax benefit of $182,000, or $0.04 per share basic and diluted. This compares to a loss of $19,000 or nil per share basic and diluted in the second quarter of 2002. Revenues during the most recent quarter were $6.9 million, virtually unchanged from the prior year. Our gross profit margin decreased to $378,000 or 5.4% in 2003 compared to $987,000 or 14.2 % in 2002.

Revenues from our blood products segment increased during the second quarter of 2003 by 7.4% to $5.1 million. These increases were driven by our California mobile program and the expansion of our blood management programs. Our gross profit margin for this segment was negative $130,000 or -2.6% in the second quarter of 2003, compared to $271,000 or 5.7% in 2002. The decrease in the gross profit percentage was mainly due to continued losses at our new blood management programs of $272,000, additional expenses for health and other insurance, costs related to the hiring and training of new employees, and a decrease in sales volume in our Sherman Oaks platelet program.

Our mature blood products programs, opened prior to 2002, which includes our Sherman Oaks platelet program, provided second quarter revenues of $2.6 million in 2003 compared to $3.2 million in the same period of 2002. The decrease in revenues is mainly due to a 30% decrease in platelet collections at our Sherman Oaks program, the termination of our blood management programs at Long Beach Medical Center in August of 2002 and at the University of Irvine Medical Center in January 2003.

Gross profit margin from our mature blood management programs was $27,000 or 1.1% in the second quarter of 2003, compared to $453,000 or 14.2% in the second quarter of 2002. In addition to the decrease in revenues discussed earlier, our gross profit was further affected by increased expenses associated with insurance and costs relating to the hiring and training of new recruitment and clinical staff, the inclusion of our Chicago program as a mature blood management program, and to unusually high rate of donor deferrals and aborted procedures.

Our California mobile program provided quarterly revenue of $1.9 million compared to $1.3 million in the prior year, an increase of 45%. The increase in revenue reflects higher collections and
better unit pricing.   Our gross profit from California mobiles
was $115,000 or 5.9% in 2003 compared to a loss of $38,000 in 2002 or negative 2.8%. Our gross profit, although improved from the same quarter of the prior year, was negatively impacted due to an equipment failure resulting in reduced manufacturing of fresh frozen plasma and sales of other blood components.

Our new blood management programs generated $573,000 in revenues and $272,000 in losses during the second quarter of 2003 compared to $214,000 in revenues and $144,000 in losses in the second quarter of 2002. Although whole blood and platelet production for these new centers has increased 200% and 40% respectively, these volumes are not sufficient to generate operating profits.

Our revenues from the blood services segment were $1.8 million, or 16% less than in the second quarter of 2002. The decrease reflects an 8% reduction in the number of procedures performed and a reduction in the average revenue per procedure, due to a change in the mix of the services and related albumin sales. The decrease in the number of procedures reflects fluctuations in demand, primarily in California. Our gross profit margin during the second quarter of 2003 was 28% of revenues compared to 33% in the same period of 2002.

Our general and administrative expenses were $832,000 or 12% of revenues, in the second quarter of 2003, compared to $1,018,000 or 15% of revenues in the second quarter of 2002. The decrease of $186,000 reflects a reduction in legal and professional fees associated with the American Red Cross litigation which was settled in the latter part of 2002. This reduction was partially offset by additional expenses we incurred due to the expansion of our information technology department to support our blood bank computer system and other technological initiatives, and higher health insurance, workers' comp, and professional liability insurance premiums.

As of June 30, 2003, our cash balance was $714,000 and unused availability on our line of credit was $1,550,000. Our working capital was $2.2 million. During 2003, we have reduced our debt by approximately $400,000. We also focused our efforts on accelerating the collection of our accounts receivable. As a result, we reduced the number of days to collect from 62 days at December 31, 2002, to 57 days as of the end of this quarter.

That concludes our prepared remarks. We will now open the call for questions.

Question and Answer Session
---------------------------

JoAnn Mannise:
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I'd like to thank everyone for attending the call today and for your continued support. We look forward to your participation in our third quarter 2003 conference call.